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                               RE-INCORPORATION

                                       of

                  "THE BANKERS LIFE ASSOCIATION OF MINNESOTA"

                                      and

                               Change of Name to

                 "THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY"

           "Resolved, that THE BANKERS LIFE ASSOCIATION OF MINNESOTA, hereby authorizes and declares its Re-incorporation, and does hereby Re-incorporate under and by virtue of Chapter One Hundred and Seventy-five (175), as amended, of the General Laws of the State of Minnesota for the year Eighteen Hundred and Ninety-five entitled 'An Act to Revise and Codify the Insurance Laws of the State'; and to that end does hereby adopt the following Articles of Incorporation, in lieu of, and as a substitute for, any and all Articles of Incorporation, heretofore existing, viz:

                                   ARTICLE I.

     The future corporate name of this corporation is THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY.

                                  ARTICLE II.

     The location and Home Office of the Company is and shall be in the City of Saint Paul, State of Minnesota.

                                  ARTICLE III.

     This Company is re-incorporated for the purpose of transacting and it proposes, upon the Mutual Plan, to transact, the business of, and to make, insurance upon the lives of individuals, and every insurance appertaining thereto or connected therewith; to grant, purchase or dispose of annuities and endowments of any kind whatsoever; and to take risks, and insure, against accident to or sickness of persons.

     It is proposed and intended that the duration and continuance of this corporation and its corporate powers shall be perpetual, and that it shall have perpetual succession.

                                  ARTICLE IV.

     By-laws not in conflict herewith or with the law, may be adopted, and from time to time amended, repealed or abrogated in whole or in part, by the Board of Trustees.
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                                   ARTICLE V.

     Except as herein otherwise expressly provided, all of the corporate powers of the company shall be exercised and the amount of compensation of Officers and Trustees shall be regulated by a Board of Trustees, and authority is vested in the Board of Trustees to appoint, and delegate power and authority to, such Officers, Servants and Agents as said Board shall by resolution or by-law determine.

                                  ARTICLE VI.

     The Board of Trustees shall consist of at least five persons, and may consist of a greater number, if the by-laws shall at any time so provide.
     All of the members of the Board of Trustees shall be residents and citizens of the State of Minnesota, until such time as the By-laws otherwise provide.
     The names of the members of the present Board of Trustees are CHARLES H. BIGELOW, MAURICE AUERBACH, JOHN B. SANBORN, CRAWFORD LIVINGSTON and J.F.R. Foss.

                                  ARTICLE VII.

     The first meeting of members hereafter shall be held at three o'clock in the afternoon on the first Tuesday in March, A.D. Nineteen Hundred and Two at the Home Office of the Company; provided, that a special meeting, or special meetings of members may be held prior to said date upon due notice.

                                 ARTICLE VIII.

     The regular annual meeting of members shall be held at three o'clock in the afternoon of the first Tuesday in March of each year, at the Home Office, for the election of Trustees, whenever any are to be elected, and for the transaction of such other business as may properly come before it.

                                  ARTICLE IX.

     Article ten of these Articles relates solely to a Guaranty Trust Fund heretofore created by the deposits of members who became such under the assessment plan.

                                   ARTICLE X.

     All amounts pledged to this Company to secure payment of assessments occasioned by death of its members shall be used only for that purpose, and meanwhile the same shall be and remain invested in United States Registered Bonds, and shall constitute and be known as "The Guaranty Trust Fund". Such bonds shall be made payable to this company, and shall be
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transferable or convertible only upon resolution of its Board of Trustees, and such board shall have the exclusive charge and control thereof.
     All interest realized from such bonds shall meanwhile be used to defray the Company's operating expenses.
     This article shall never be amended or in any way at all changed without the consent of every member of this Company, to be given in writing, signed by him and filed with the Company's Secretary, and reciting in full the proposed amendment or change.

                                  ARTICLE XI.

     These Articles may be amended at any time to any extent, not in violation of law, by resolution adopted by a two-thirds vote of all the votes cast by the members at any special meeting lawfully called for that purpose, or by such two-thirds vote at any regular meeting of the members."